Exhibit 23-e

CONSENT OF COUNSEL

We hereby consent to the reference to this firm and to the inclusion of the summary of our opinion under the caption “Summary of Tax Consequences” in the Prospectuses related to this Registration Statement on Form S-8 filed by Rockwell Automation, Inc. in respect of the Rockwell Automation 1165(e) Plan.

QUARLES & BRADY LLP

Milwaukee, Wisconsin 53202

November 12, 2019